Sub-Item 77 C Exhibit:

A Special Meeting of Shareholders of the Hillview Alpha Fund,
Hillview International Alpha Fund and the REMS Real Estate Value
Opportunity Fund (the "Fund(s)") of Hillview Investment Trust II
(the "Trust") was held on August 12, 2005. The following proposals were submitted for a vote of the shareholders:

(1)	Approval of a new management contract between the Trust, on
behalf of the Hillview Alpha Fund and the Hillview
International Alpha Fund, and Hillview Capital Advisors,
LLC ("Hillview").  The new contract provides that Hillview
will continue to provide investment advisory services to
each Fund on the same terms and for the same compensation
under which it currently operates; and
(2)	Approval of a new management contract between the Trust, on
behalf of the REMS Real Estate Value-Opportunity Fund, and
Hillview. The new contract provides that Hillview will continue to provide investment management services to the Fund on the same terms and for the same compensation under which it currently operates.

With respect to the aforementioned proposals, the following votes and percentages were recorded:

NAME OF FUND                                FOR      AGAINST  ABSTAIN
Hillview Alpha Fund                       3,968,312     0       0
                                          (72.663%)    (0%)    (0%)

Hillview International Alpha Fund         2,632,224     0       0
                                          (95.726%)    (0%)    (0%)

REMS Real Estate Value-Opportunity Fund   2,688,885     0       0
                                          (97.010%)    (0%)   (0%)

A Special Meeting of Shareholders of the REMS Real Estate Value
Opportunity Fund (the "Fund") of Hillview Investment Trust II
(the "Trust") was held on November 17, 2005. The following proposal was submitted for a vote of the shareholders:

(1)	Approval of an Agreement and Plan of Reorganization (the
"Plan of Reorganization") providing for: (a) the transfer of all of the assets and liabilities of the Fund to the REMS
Real Estate Value-Opportunity Fund (the "World Fund"), a corresponding series of The World Funds, Inc., another open-end management investment company registered under the 1940
Act, in exchange for shares of the World Fund; and (b) the distribution of such shares of the World Fund to the shareholders of the Fund in complete liquidation of the Fund.



With respect to the aforementioned proposal, the following votes and percentages were recorded:

NAME OF FUND                                 FOR      AGAINST   ABSTAIN

REMS Real Estate Value-Opportunity Fund   1,561,221      0        0
                                          (55.437%)     (0%)     (0%)